Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Kim Hunter, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2612	Alpha IR Group
khunte@libbey.com	(312) 445-2870
LBY@alpha-ir.com
MEDIA INQUIRIES:
Jane Devron
Reputation Partners
(312) 391-0377
jane@reputationpartners.com

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 3, 2016

LIBBEY INC. ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

•	Third quarter of 2016

◦	Net sales $196.9 million, down 2.4 percent from prior year, or down 0.5 percent in constant currency

◦	Net income $2.9 million, down $13.8 million versus prior year

◦	Adjusted EBITDA $24.7 million, down $6.2 million versus prior year

•	First nine months of 2016

◦	Net sales $587.6 million, down 2.6 percent versus prior year, or down 0.2 percent in constant currency

◦	Net income $12.3 million, down $21.9 million versus prior year

◦	Adjusted EBITDA $87.0 million, up $1.8 million versus prior year

•	Company reaffirms full-year 2016 financial guidance

TOLEDO, OHIO, NOVEMBER 3, 2016--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the third quarter ended September 30, 2016.

Third Quarter Financial Highlights

•	Net sales for third quarter 2016 were $196.9 million, compared to $201.8 million in third quarter 2015, a decrease of 2.4 percent (or a decrease of 0.5 percent in constant currency).

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Libbey Inc.

•	Net income for third quarter 2016 was $2.9 million, compared to net income of $16.7 million in the prior-year third quarter.

•	Adjusted EBITDA (see Table 1) for third quarter 2016 was $24.7 million, compared to $30.9 million in the prior-year third quarter.

“Third quarter results were seasonably lower, consistent with the expectations we provided last quarter, as challenging market conditions persisted across our various sales channels and end-markets. Despite continued softening in the foodservice channel, we were able to deliver our 14th consecutive quarter of foodservice unit volume growth even with a more pronounced decline in restaurant traffic during the quarter,” said William A. Foley, chairman and chief executive officer of Libbey Inc. “We are continuing to implement proactive improvements to our business in order to position the Company for long-term growth and performance. We are also beginning to see positive impacts from recent new product and sales initiatives.”

Foley continued, “We reconfirm our full-year 2016 guidance of net sales down 1 to 2 percent year over year on a reported basis and Adjusted EBITDA margin of approximately 14 percent.” (See Table 6)

Third Quarter Segment Sales and Operational Review

•
Net sales in the U.S. and Canada segment were $119.3 million, compared to $120.6 million in third quarter 2015, a decrease of 1.0 percent. Strength in business-to-business net sales during the quarter, which grew 12.1 percent versus last year, was offset by net sales declines of 7.7 percent in the retail channel and 1.5 percent in the foodservice channel.

•
Net sales in the Latin America segment were $40.1 million, compared to $42.4 million in third quarter 2015, a decrease of 5.2 percent (or an increase of 3.1 percent excluding currency impact). Strong net sales growth in the retail channel of 11.1 percent (or 22.5 percent when adjusted for currency) was primarily offset by weakness in business-to-business net sales.

•
Net sales in the EMEA segment were $30.1 million, compared to $30.6 million in third quarter 2015, a decrease of 1.4 percent (or a decrease of 1.6 percent excluding currency impact). Softness in the business-to-business channel offset growth in the retail and foodservice channels.

•
Net sales in Other were $7.2 million in third quarter 2016, compared to $8.2 million in the comparable prior-year quarter, reflecting a decrease of 12.2 percent (or a decrease of 7.3 percent excluding currency impact).

•
The Company's effective tax rate was 65.2 percent for the quarter ended September 30, 2016, compared to (15.4) percent for the quarter ended September 30, 2015. The change in the effective tax rate was driven by a valuation allowance in the United States in 2015, which resulted in pre-tax income that generated very little tax expense, and for 2016, a reserve for uncertain tax positions, an unbenefited pre-tax loss in the Netherlands due to a valuation allowance, and a smaller proportion of pre-tax income in lower tax rate jurisdictions.

Nine-Month Financial Highlights

•
Net sales for the first nine months of 2016 were $587.6 million, compared to $603.2 million for the first nine months of 2015, a decrease of 2.6 percent (or a decrease of 0.2 percent when adjusted for currency).

•	Net income for the first nine months of 2016 was $12.3 million, compared to $34.2 million during the first nine months of 2015.

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Libbey Inc.

•	Adjusted EBITDA (see Table 1) was $87.0 million for the first nine months of 2016, compared to $85.2 million for the first nine months of 2015.

Nine-Month Segment Sales and Operational Review

•
Net sales in the U.S. and Canada segment were $358.6 million for the first nine months of 2016, compared to $358.0 million in the first nine months of 2015, an increase of 0.2 percent. Foodservice channel growth of 3.7 percent and business-to-business channel growth of 1.5 percent were partially offset by a 7.2 percent decline in the retail channel.

•
Net sales in the Latin America segment were $115.0 million, compared to $126.8 million in the first nine months of 2015, a decrease of 9.3 percent (or an increase of 0.6 percent in constant currency), primarily due to weakness in the business-to-business channel. Retail sales in the first nine months of 2016 increased 0.4 percent versus the prior-year period (or increased 13.0 percent when adjusted for currency).

•
Net sales in the EMEA segment decreased 3.5 percent (or decreased 3.6 percent excluding currency impact) to $88.0 million, compared to $91.2 million in the first nine months of 2015. The decrease was primarily the result of weakness in the business-to-business channel.

•
Net sales in Other were $25.9 million in the first nine months of 2016, compared to $27.2 million in the comparable prior-year period, reflecting a decrease of 4.6 percent (or an increase of 0.9 percent in constant currency).

•
Our effective tax rate was 49.3 percent for the nine months ended September 30, 2016, compared to 4.1 percent for the nine months ended September 30, 2015. The change in the effective tax rate was driven by a valuation allowance in the United States in 2015, which resulted in pre-tax income that generated very little tax expense, and for 2016, a reserve for uncertain tax positions, an unbenefited pre-tax loss in the Netherlands due to a valuation allowance, and a smaller proportion of pre-tax income in lower tax rate jurisdictions.

Balance Sheet and Liquidity

•
The Company had available capacity of $92.4 million under its ABL credit facility at September 30, 2016, with no loans outstanding. The Company also had cash on hand of $42.7 million at September 30, 2016.

•
At September 30, 2016, Trade Working Capital, defined as inventories and accounts receivable less accounts payable, was $226.8 million, a decrease of $5.1 million, compared to $231.9 million at September 30, 2015 (see Table 3). The decrease was a result of lower inventories, partially offset by higher accounts receivable and lower accounts payable.

Sherry Buck, chief financial officer, commented: “We made an additional optional, early repayment on our Term Loan B of $5 million during the quarter, and we plan to continue prioritizing debt reduction during the near-term in support of our goal of reaching a target leverage ratio of 2.5x to 3.0x Debt Net of Cash to Adjusted EBITDA (See Table 5). We remain committed to our plan to return fifty percent of Free Cash Flow to shareholders during the period 2015 to 2017.”

Webcast Information

Libbey will hold a conference call for investors on Thursday, November 3, 2016, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

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Libbey Inc.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2015, Libbey Inc.'s net sales totaled $822.3 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures

To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for greater transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures plus proceeds from asset sales and other.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

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Libbey Inc.

Constant Currency

We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise by masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, Euro and RMB.

Caution on Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 29, 2016. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,
	2016	2015

Net sales	$196,873	$201,784
Freight billed to customers	703	734
Total revenues	197,576	202,518
Cost of sales	155,694	154,827
Gross profit	41,882	47,691
Selling, general and administrative expenses	28,540	28,101
Income from operations	13,342	19,590
Other income (expense)	248	(396)
Earnings before interest and income taxes	13,590	19,194
Interest expense	5,231	4,701
Income before income taxes	8,359	14,493
Provision (benefit) for income taxes	5,450	(2,226)
Net income	$2,909	$16,719

Net income per share:
Basic	$0.13	$0.77
Diluted	$0.13	$0.75
Dividends declared per share	$0.115	$0.110

Weighted average shares:
Basic	21,894	21,796
Diluted	22,071	22,199

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Nine months ended September 30,
	2016	2015

Net sales	$587,582	$603,200
Freight billed to customers	1,983	2,075
Total revenues	589,565	605,275
Cost of sales	457,298	458,199
Gross profit	132,267	147,076
Selling, general and administrative expenses	93,348	98,890
Income from operations	38,919	48,186
Other income	1,035	1,277
Earnings before interest and income taxes	39,954	49,463
Interest expense	15,629	13,762
Income before income taxes	24,325	35,701
Provision for income taxes	12,003	1,476
Net income	$12,322	$34,225

Net income per share:
Basic	$0.56	$1.57
Diluted	$0.56	$1.54
Dividends declared per share	$0.345	$0.330

Weighted average shares:
Basic	21,870	21,816
Diluted	22,026	22,268

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS:
Cash and cash equivalents	$42,670	$49,044
Accounts receivable — net	98,547	94,379
Inventories — net	191,479	178,027
Other current assets	18,653	19,326
Total current assets	351,349	340,776
Pension asset	977	977
Purchased intangibles — net	15,670	16,364
Goodwill	164,112	164,112
Deferred income taxes	35,397	48,662
Other assets	8,968	9,019
Total other assets	225,124	239,134
Property, plant and equipment — net	257,779	272,534
Total assets	$834,252	$852,444

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$63,191	$71,560
Salaries and wages	26,176	27,266
Accrued liabilities	53,964	45,179
Accrued income taxes	—	4,009
Pension liability (current portion)	2,330	2,297
Non-pension postretirement benefits (current portion)	4,903	4,903
Derivative liability	2,293	4,265
Long-term debt due within one year	5,049	4,747
Total current liabilities	157,906	164,226
Long-term debt	408,784	426,272
Pension liability	34,652	44,274
Non-pension postretirement benefits	55,282	55,282
Deferred income taxes	2,410	2,822
Other long-term liabilities	16,072	11,186
Total liabilities	675,106	704,062

Common stock and capital in excess of par value	329,542	330,974
Treasury stock	(8)	(4,448)
Retained deficit	(54,857)	(57,912)
Accumulated other comprehensive loss	(115,531)	(120,232)
Total shareholders’ equity	159,146	148,382
Total liabilities and shareholders’ equity	$834,252	$852,444

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended September 30,
	2016	2015
Operating activities:
Net income	$2,909	$16,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,234	10,633
Loss on asset sales and disposals	46	87
Change in accounts receivable	(5,103)	(253)
Change in inventories	(1,646)	(5,485)
Change in accounts payable	19	(1,315)
Accrued interest and amortization of discounts and finance fees	380	344
Pension & non-pension postretirement benefits, net	113	(445)
Accrued liabilities & prepaid expenses	487	698
Income taxes	929	(3,987)
Share-based compensation expense	1,011	905
Excess tax benefit from share-based compensation arrangements	(109)	—
Other operating activities	1,989	(359)
Net cash provided by operating activities	12,259	17,542

Investing activities:
Additions to property, plant and equipment	(8,012)	(8,244)
Net cash used in investing activities	(8,012)	(8,244)

Financing activities:
Repayments on ABL credit facility	—	(7,000)
Other borrowings	339	—
Repayments on Term Loan B	(6,100)	(1,100)
Stock options exercised	103	345
Excess tax benefit from share-based compensation arrangements	109	—
Dividends	(2,519)	(2,397)
Net cash used in financing activities	(8,068)	(10,152)

Effect of exchange rate fluctuations on cash	45	(397)
Decrease in cash	(3,776)	(1,251)

Cash & cash equivalents at beginning of period	46,446	31,352
Cash & cash equivalents at end of period	$42,670	$30,101

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2016	2015
Operating activities:
Net income	$12,322	$34,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,669	31,286
Loss on asset sales and disposals	165	390
Change in accounts receivable	(3,714)	(7,702)
Change in inventories	(12,949)	(31,904)
Change in accounts payable	(6,669)	(8,656)
Accrued interest and amortization of discounts and finance fees	(1,510)	946
Pension & non-pension postretirement benefits, net	(1,653)	1,453
Accrued liabilities & prepaid expenses	15,174	12,800
Income taxes	2,344	(4,925)
Share-based compensation expense	4,334	5,549
Excess tax benefit from share-based compensation arrangements	(366)	—
Other operating activities	(554)	(1,414)
Net cash provided by operating activities	43,593	32,048

Investing activities:
Additions to property, plant and equipment	(23,523)	(41,480)
Proceeds from asset sales and other	—	2
Net cash used in investing activities	(23,523)	(41,478)

Financing activities:
Borrowings on ABL credit facility	6,000	44,500
Repayments on ABL credit facility	(6,000)	(37,500)
Other repayments	(350)	(3,267)
Other borrowings	339	—
Repayments on Term Loan B	(18,300)	(3,300)
Stock options exercised	1,153	3,334
Excess tax benefit from share-based compensation arrangements	366	—
Dividends	(7,551)	(7,197)
Treasury shares purchased	(2,000)	(15,275)
Net cash used in financing activities	(26,343)	(18,705)

Effect of exchange rate fluctuations on cash	(101)	(1,808)
Decrease in cash	(6,374)	(29,943)

Cash & cash equivalents at beginning of period	49,044	60,044
Cash & cash equivalents at end of period	$42,670	$30,101

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Reported net income (U.S. GAAP)	$2,909	$16,719	$12,322	$34,225
Add:
Interest expense	5,231	4,701	15,629	13,762
Provision (benefit) for income taxes	5,450	(2,226)	12,003	1,476
Depreciation and amortization	11,234	10,633	36,669	31,286
Add special items before interest and taxes:
Pension settlement	—	—	212	—
Environmental obligation (1)	—	(100)	—	123
Reorganization charges (2)	—	1,176	—	4,191
Derivatives (3)	(11)	42	(1,150)	(125)
Executive terminations	(98)	—	4,521	235
Product portfolio optimization (4)	—	—	6,784	—
Adjusted EBITDA (non-GAAP)	$24,715	$30,945	$86,990	$85,173

Net sales	$196,873	$201,784	$587,582	$603,200
Net income margin (U.S. GAAP)	1.5%	8.3%	2.1%	5.7%
Adjusted EBITDA margin (non-GAAP)	12.6%	15.3%	14.8%	14.1%

(1) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.
(2) Management reorganization to support our growth strategy.
(3) Derivatives relate to hedge ineffectiveness on our natural gas contracts as well as mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(4) Product portfolio optimization relates to inventory reductions to simplify and improve our operations.

Table 2
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities (U.S. GAAP)	$12,259	$17,542	$43,593	$32,048
Capital expenditures	(8,012)	(8,244)	(23,523)	(41,480)
Proceeds from asset sales and other	—	—	—	2
Free Cash Flow (non-GAAP)	$4,247	$9,298	$20,070	$(9,430)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	September 30, 2016	December 31, 2015	September 30, 2015
Add:
Accounts receivable	$98,547	94,379	$96,738
Inventories	191,479	178,027	199,115
Less: Accounts payable	63,191	71,560	63,921
Trade Working Capital (non-GAAP)	$226,835	$200,846	$231,932

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended September 30,		Nine months ended September 30,
Net Sales:	2016	2015	2016	2015

U.S. & Canada (1)	$119,345	$120,600	$358,613	$357,954
Latin America (2)	40,149	42,372	114,988	126,838
EMEA (3)	30,147	30,572	88,043	91,207
Other (4)	7,232	8,240	25,938	27,201
Consolidated	$196,873	$201,784	$587,582	$603,200

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$19,501	$20,842	$57,740	$57,017
Latin America (2)	1,944	6,280	14,084	18,371
EMEA (3)	(660)	254	(1,702)	1,274
Other (4)	(379)	905	898	3,851
Segment EBIT	$20,406	$28,281	$71,020	$80,513

Reconciliation of Segment EBIT to Net Income:
Segment EBIT	$20,406	$28,281	$71,020	$80,513
Retained corporate costs (6)	(6,925)	(7,969)	(20,699)	(26,626)
Pension settlement	—	—	(212)	—
Environmental obligation	—	100	—	(123)
Reorganization charges	—	(1,176)	—	(4,191)
Derivatives	11	(42)	1,150	125
Executive terminations	98	—	(4,521)	(235)
Product portfolio optimization	—	—	(6,784)	—
Interest expense	(5,231)	(4,701)	(15,629)	(13,762)
Income tax benefit (expense)	(5,450)	2,226	(12,003)	(1,476)
Net income	$2,909	$16,719	$12,322	$34,225

Depreciation & Amortization:
U.S. & Canada (1)	$2,883	$3,010	$9,718	$8,789
Latin America (2)	4,667	3,662	13,725	10,377
EMEA (3)	1,885	2,131	7,660	6,445
Other (4)	1,325	1,462	4,162	4,434
Corporate	474	368	1,404	1,241
Consolidated	$11,234	$10,633	$36,669	$31,286
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end market destination in the U.S and Canada excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Latin America including glass products for OEMs that have an end market destination outside of Latin America.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended September 30, 2016	Year Ended
		December 31, 2015
Reported net income (U.S. GAAP)	$44,430	$66,333
Add:
Interest expense	20,351	18,484
Provision (benefit) for income taxes	(27,689)	(38,216)
Depreciation and amortization	48,095	42,712
Special items before interest and taxes	32,761	26,818
Adjusted EBITDA (non-GAAP)	$117,948	$116,131

Reported debt on balance sheet (U.S. GAAP)	$413,833	$431,019
Plus: Unamortized discount and finance fees	4,804	5,832
Gross debt	418,637	436,851
Less: Cash and cash equivalents	42,670	49,044
Debt net of cash	$375,967	$387,807

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	3.2 x	3.3 x

Table 6
Full year Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2016 net sales)
(unaudited)
Outlook of Twelve months ending December 31, 2016

Net income margin (U.S. GAAP)	2.0%
Add:
Interest expense	2.5%
Provision for income taxes	2.0%
Depreciation and amortization	6.0%
Special items before interest and taxes (1)	1.5%
Adjusted EBITDA Margin (non-GAAP)	14.0%

(1) See Table 1 for the special items through the nine months ended September 30, 2016. In addition to the items in Table 1, we have estimated the lower production volume impact, shipping costs and other direct expenses associated with the Toledo work stoppage to be $3.5 million to $4.5 million in the fourth quarter of 2016. We have not estimated any impact for derivatives in the fourth quarter of 2016 as we are unable to predict the mark-to-market adjustments on our natural gas contracts where we did not elect hedge accounting.